Exhibit 23.1

Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-43267), the Registration Statement (Form S-3 No. 33-94782), the Registration Statement (Form S-3 No. 333-22211) of Liberty Property Trust and Liberty Property Limited Partnership and the Registration Statement (Form S-3 No. 333-14139), the Registration Statement (Form S-3 No. 33-94036), the Registration Statement (Form S-8 No. 333-44149), the Registration Statement (Form S-3 No. 333-39282) of Liberty Property Trust and in the related Prospectus of our report dated February 5, 2001 (except for Note 12, as to which the date is March 14,
2001), with respect to the consolidated financial statements and schedule of Liberty Property Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2000.



Philadelphia, Pennsylvania
March 15, 2001